EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Gannett Co., Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Gannett Co., Inc. on Forms S-8 (File No. 333-272656, File No. 333-236867, and File No. 333-251972).

/s/ GRANT THORNTON LLP

New York, New York
February 20, 2025